UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 22, 2021

Date of Report (Date of earliest event reported)

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	SNSS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2021, Sunesis Pharmaceuticals, Inc. (the “Company”), held a special meeting of stockholders (the “Special Meeting”). Among other proposals (as described below), the stockholders approved the Sunesis Pharmaceuticals, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The description of the 2021 Plan is set forth in the Company’s proxy statement/prospectus/information statement for the Special Meeting, originally filed with the Securities and Exchange Commission on December 22, 2020, as amended, in the section entitled “Proposal No. 3: Approval of Sunesis 2021 Equity Incentive Plan” beginning on page 197 of the proxy statement/prospectus/information statement, which is incorporated herein by reference. A copy of the full text of the 2021 Plan is filed as Annex E to the proxy statement/prospectus/information statement and is incorporated herein by reference. Following the consummation of the Merger, the Company expects that the Board or the Compensation Committee will make grants of awards under the 2021 Plan to eligible participants.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 22, 2021, the Company held the Special Meeting to consider five proposals related to the Company’s previously announced merger with Viracta Therapeutics, Inc., a Delaware corporation (“Viracta”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated November 29, 2020, by and between the Company, Viracta and Sol Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Each of the Company’s proposals was approved by the requisite vote of the Company’s stockholders as described below. The closing of the merger and the related transactions contemplated by the Merger Agreement are currently expected to be completed on or around February 24, 2021.

At the close of business on January 5, 2021, the record date for the Special Meeting, the Company had 18,108,307 shares of the Company’s common stock (“Common Stock”) issued and outstanding. The holders of a total of 11,689,109 shares of Common Stock were represented at the Special Meeting by proxy or by attending the virtual meeting, representing approximately 64.55% of the Company’s issued and outstanding Common Stock as of the record date, which total constituted a quorum for the Special Meeting in accordance with the Company’s bylaws.

The final voting results for each of the proposals voted upon at the Special Meeting is set forth below. Brokers had discretionary authority to vote for Proposal Nos. 1 and 5 for the shares of the Common Stock held in street name, and as a result, no broker non-votes were received for Proposal Nos. 1 and 5. For more information on the proposals voted upon at the meeting, please refer to the Company’s proxy statement/prospectus/information statement for the Special Meeting, originally filed with the Securities and Exchange Commission on December 22, 2020, as amended.

Proposal 1. To approve an amendment to the amended and restated certificate of incorporation of the Company to effect a reverse stock split of the Common Stock at a ratio within the range between 3-for-1 and 6-for-1:

11,206,141 For	450,595 Against	32,373 Abstain	0 Broker Non-Votes

Proposal 2. To approve (i) the issuance of shares of the Company’s capital stock pursuant to the Merger, which will represent more than 20% of the shares of the Common Stock outstanding immediately prior to the Merger, and (ii) the change of control resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively:

6,298,822 For	261,799 Against	48,868 Abstain	5,079,620 Broker Non-Votes

Proposal 3. To approve the 2021 Plan:

5,901,605 For	642,553 Against	65,331 Abstain	5,079,620 Broker Non-Votes

Proposal 4. To approve, on non-binding advisory basis, the compensation that will or may become payable by Sunesis to its named executive officers in connection with the Merger:

6,243,646 For	291,715 Against	74,128 Abstain	5,079,620 Broker Non-Votes

Proposal 5. To approve a postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 4:

10,967,128 For	582,114 Against	139,867 Abstain	0 Broker Non-Votes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunesis Pharmaceuticals, Inc.

Date: February 23, 2021	By:	/s/ Parvinder Hyare
Parvinder Hyare
Interim Chief Executive Officer